Exhibit 99.1

NATURE’S SUNSHINE PRODUCTS REPORTS

THIRD QUARTER OPERATING RESULTS

PROVO, Utah, October 30, 2003 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported operating results for the quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, sales revenue totaled $73.1 million, compared to $73.8 million for the same period of the prior year, a decline of approximately 0.9 percent.  The net loss for the quarter amounted to $(0.6) million, or $(0.04) per diluted share, compared to net income of $3.5 million, or $0.21 per diluted share, for the comparable quarter of the prior year. Included in the third quarter 2003 results are previously announced pre-tax expenses totaling $2.2 million, incurred to eliminate and consolidate various management and employee positions as well as to realign programs and market strategies.

Sales revenue for the nine months ended September 30, 2003 totaled $218.4 million, compared with $227.5 million for the comparable period of the prior year, a decline of 4.0 percent.  Net income for the nine months ended September 30, 2003 totaled $2.2 million, or $0.15 per diluted share, including the expenses incurred to eliminate and consolidate various management and employee positions described above, compared with $5.6 million, or $0.34 per diluted share, for the comparable period in 2002.

International sales revenue for the quarter ended September 30, 2003 increased 7.9 percent compared to the same period in 2002 primarily as a result of continued strong sales revenue growth in the Russian Federation, Central America and Mexico, as well as sales revenue growth in Japan from the Company’s Synergy division. Third quarter 2003 sales revenue in the United States declined 6.7 percent from the comparable period in 2002.

Cash flows from operating activities totaled $9.1 million for the nine months ended September 30, 2003 compared with $9.3 million for the comparable period of the prior year.  Working capital totaled $30.9 million and cash and cash equivalents totaled $27.1 million as of September 30, 2003.  Shareholders’ equity approximated $73 million as of September 30, 2003.

Nature’s Sunshine worldwide distributors at September 30 2003, totaled approximately 548,000, including 248,000 in the United States, compared to 509,000 at December 31, 2002, including 235,000 in the United States.  The number of managers worldwide at September 30, 2003 was approximately 15,300 compared to 14,000 at December 31, 2002.

The Company said that a cost reduction and employee consolidation program instituted in the third quarter this year should result in pre-tax savings ranging from $7.0 million to $9.0 million on an annualized basis, with part of the reduced expenses starting to be realized in the fourth quarter of 2003.  In addition, Nature’s Sunshine announced the launching of a new sales and marketing subsidiary in Thailand during the third quarter of 2003.

“The realignment of programs and market strategies along with the cost cutting measures we recently implemented represent only one phase in our program to revitalize our Company’s results,” said Daniel P. Howells, President and Chief Executive Officer.  “Our efforts are continuing to reduce expenses, while focusing on stimulating greater sales and distributor recruitment activity.  Meanwhile, Nature’s Sunshine remains in excellent financial condition, with strong cash flows, providing the Company with the capital resources needed to produce positive results.”

The Company is currently evaluating its treatment of the payment of volume incentives.  In the event that volume incentive payments to our managers and distributors were deemed to be deductions from gross revenue (under the provisions of EITF 01-09) rather than operating expenses, our reported sales revenue and our reported operating expenses would be reduced by equal amounts.  This re-characterization of volume incentive payments would have no affect on operating income (loss) or net income (loss). Further information concerning this matter will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Thailand, Taiwan, Canada, Colombia, the United Kingdom, Peru, Central America, Ecuador, Israel, Dominican Republic and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff

Steven S. Anreder

Chief Financial Officer	Anreder Hirschhorn & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.

NATURE’S SUNSHINE PRODUCTS, INC.

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED SEPTEMBER 30
	(unaudited)
	2003	2002

Sales revenue	$73,070	$73,761

Cost of goods sold	13,228	13,659
Volume incentives	33,103	32,350
Selling, general and administrative	27,787	23,821
	74,118	69,830
Operating income (loss)	(1,048)	3,931
Other income (loss)	220	(186)
Income (loss) before income taxes	(828)	3,745
Provision (benefit) for income taxes	(264)	267
Net income (loss)	$(564)	$3,478
Basic net income (loss) per common share	$(0.04)	$0.22
Basic weighted average common shares	13,930	15,781
Diluted net income (loss) per common share	$(0.04)	$0.21
Diluted weighted average common shares	13,930	16,379

	NINE MONTHS ENDED SEPTEMBER 30
	(unaudited)
	2003	2002

Sales revenue	$218,422	$227,541

Cost of goods sold	39,154	40,978
Volume incentives	97,625	100,155
Selling, general and administrative	77,744	76,820
	214,523	217,953
Operating income	3,899	9,588
Other loss	(715)	(1,024)
Income before income taxes	3,184	8,564
Provision for income taxes	1,019	2,955
Net income	$2,165	$5,609
Basic net income per common share	$0.15	$0.35
Basic weighted average common shares	14,237	16,042
Diluted net income per common share	$0.15	$0.34
Diluted weighted average common shares	14,411	16,727

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$27,119	$26,175
Other current assets	49,958	43,053
Total current assets	77,077	69,228
Property, plant and equipment, net	32,948	34,621
Other assets	13,107	18,073
Total	$123,132	$121,922

Current liabilities	$46,194	$35,123
Other liabilities	3,939	2,899
Shareholders’ equity	72,999	83,900
Total	$123,132	$121,922